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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number: 3235-014
                                                  Expires: September 30, 1998
                                                  Estimated average burden
                                                  hours per response ...... 0.6
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or Trading Symbol
 Carosella, John H.                           Statement                   JMAR Technologies, Inc.
----------------------------------------      (Month/Day/Year)            NMS:JMAR
     (Last)     (First)     (Middle)        5/22/00
 3956 Sorrento Valley Blvd.                ----------------------------  -----------------------------------------------------------
----------------------------------------   3. IRS or Social Security     5. Relationship of Reporting        6. If Amendment, Date
             (Street)                         Number of Reporting             Person(s) to Issuer               of Original
San Diego           CA         92121          Person (Voluntary)            (Check all applicable)              (Month/Day/Year)
--------------------------------------                                         Director          10% Owner
      (City)      (State)      (Zip)       ----------------------------  -----            -----              -----------------------
                                                                           X   Officer           Other       7. Individual or Joint/
                                                                         ----- (give      -----  (specify       Group Filing (Check
                                                                               title below)      below)         Applicable Line)
                                                                                                               X    Form filed by
                                                                               Senior Vice President         -----  One Reporting
                                                                         ----------------------------------         Person
                                                                                                                    Form filed by
                                                                                                             -----  More than One
                                                                                                                    Reporting Person
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                                                              TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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 Common Stock                                         18,700                         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                                                              (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                     SEC 1473(7-96)
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
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 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                 -------------------------------------------------    ative         Security:
                                                                                      Security      Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect
                                 able      Date                          of Shares                  (I)
                                                                                                    (Instr. 5)
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Options (Right to Buy)            *       5/22/10       Common Stock     25,000       $5.59            D
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Explanation of Responses:
* This option was granted under the JMAR Technologies, Inc. 1999 Stock Option Plan. This option is exercisable in increments of one-third per year commencing on May 22, 2001.

**Intentional misstatements or omissions of facts constitute Federal Criminal   /s/ John H. Carosella                  5/31/00
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                         ----------------------------------  ----------------
                                                                                  **Signature of Reporting Person        Date
Note: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained                                               Page 2
in this form are not to respond unless the form displays a currently valid OMB Number.                                SEC 1473(7-96)
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